				      EXHIBIT 99, Page 1 of 30




			    COVER PAGE FOR

			     CONRAIL INC.

		  1997 ANNUAL REPORT TO STOCKHOLDERS

				      EXHIBIT 99, Page 2 of 30

			 REPORT OF MANAGEMENT

The Stockholders
Conrail Inc.

Management is responsible for the preparation, integrity and objectivity of the Company's financial statements. The financial statements are prepared in conformity with generally accepted accounting principles and include amounts based on management's best estimates and judgment.

The Company maintains a system of internal accounting controls and procedures which is continually reviewed and supported by written policies and guidelines and supplemented by a corporate staff of internal auditors. The system provides reasonable assurance that assets are safeguarded against loss from unauthorized use and that the books and records reflect the transactions of the Company and are reliable for the preparation of financial statements. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed the benefits derived and also recognizes that the evaluation of these factors necessarily requires estimates and judgments by management.

The Company's financial statements are audited by its independent accountants. Their audit is conducted in accordance with generally accepted auditing standards and includes a study and evaluation of the Company's system of internal accounting controls to determine the nature, timing and extent of the auditing procedures required for expressing an opinion on the Company's financial statements.

The Board of Directors pursues its oversight responsibilities for the financial statements and corporate conduct through its Audit and Ethics Committees. Each Committee consists of Directors who are not employees of the Company. The Audit Committee recommends the appointment of the independent accountants, and meets several times a year with management, the internal auditors and the independent accountants. The independent accountants and internal auditors have unrestricted access to the Audit Committee to discuss audit scope, the results of their audits, the adequacy of internal accounting controls and financial reporting. The Ethics Committee meets several times a year with management to review matters of public interest, including safety, equal employment and compliance with environmental regulations.

/s/ David M. LeVan
-----------------------
David M. LeVan
Chairman, President and
Chief Executive Officer


/s/ John A. McKelvey
-----------------------
John A. McKelvey
Senior Vice President-
Finance



January 19, 1998

				      EXHIBIT 99, Page 3 of 30




		   REPORT OF INDEPENDENT ACCOUNTANTS


The Stockholders and Board of Directors
Conrail Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Conrail Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits of the consolidated financial statements of Conrail Inc. and subsidiaries also included an audit of the Financial Statement Schedule, Schedule II - Valuation and Qualifying Accounts. In our opinion, the Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



/s/ Price Waterhouse LLP

Price Waterhouse LLP
Thirty South Seventeenth Street
Philadelphia, Pennsylvania  19103


January 19, 1998

				      EXHIBIT 99, Page 4 of 30



			     CONRAIL INC.
		   CONSOLIDATED STATEMENTS OF INCOME
					   Years ended December 31,
					 ---------------------------
($ In Millions Except Per Share Data)      1997       1996      1995
					 ------     ------    ------
Revenues                                 $3,765     $3,714    $3,686
					 ------     ------    ------
Operating expenses
  Way and structures                        458        462       485
  Equipment                                 776        803       766
  Transportation                          1,388      1,385     1,324
  General and administrative                313        312       370
  ESOP termination charge (Note 3)          221
  Merger-related compensation costs
   (Note 3)                                 222
  Merger costs (Note 3)                      65         16
  Voluntary separation programs (Note 10)              135
  Asset disposition charge (Note 11)                             285
					 ------     ------    ------
    Total operating expenses              3,443      3,113     3,230
					 ------     ------    ------

Income from operations                      322        601       456
Interest expense                           (170)      (182)     (194)
Other income, net (Note 12)                  83        112       130
					 ------     ------    ------
Income before income taxes                  235        531       392

Income taxes (Note 7)                       228        189       128
					 ------     ------    ------

Net income                               $    7     $  342    $  264
					 ======     ======    ======

Net income per common share (Note 1)
    Basic                                 $   -     $ 4.29    $ 3.21
    Diluted                                   -       3.91      2.94
Ratio of earnings to fixed charges
 (Note 1)                                  1.98x      3.19x     2.51x


See accompanying notes.

				      EXHIBIT 99, Page 5 of 30


			     CONRAIL INC.
		      CONSOLIDATED BALANCE SHEETS
						  December 31,
						----------------
($ In Millions)                                   1997      1996
						------    ------
	 ASSETS
Current assets
  Cash and cash equivalents                     $   97    $   30
  Accounts receivable                              623       630
  Deferred tax assets (Note 7)                     115       293
  Material and supplies                            104       139
  Other current assets                              15        25
						------    ------
     Total current assets                          954     1,117
Property and equipment, net (Note 4)             6,830     6,590
Other assets                                       700       695
						------    ------
     Total assets                               $8,484    $8,402
						======    ======

	 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term borrowings                              -        99
  Current maturities of long-term debt (Note 6)    112       130
  Accounts payable                                 113       135
  Wages and employee benefits                      366       143
  Casualty reserves                                141       141
  Accrued and other current liabilities (Note 5)   476       444
						------    ------
     Total current liabilities                   1,208     1,092
Long-term debt (Note 6)                          1,732     1,876
Casualty reserves                                  198       190
Deferred income taxes (Note 7)                   1,453     1,478
Special income tax obligation (Note 7)             283       346
Other liabilities                                  445       313
						------    ------
     Total liabilities                           5,319     5,295
						------    ------
Commitments and contingencies (Note 13)
Stockholders' equity (Notes 2, 3 and 9)
  Preferred stock (no par value; 15,000,000
    shares authorized; no shares issued)
  Series A ESOP convertible junior preferred
    stock (no par value; 10,000,000 shares
    authorized; 0 and 7,303,920 shares
    issued and outstanding, respectively)            -       211
  Unearned ESOP compensation                      (155)     (222)
  Common stock ($1 par value; 250,000,000
    shares authorized; 6,320,349 and 87,768,428
    shares issued, respectively; 100 and
    82,244,973 shares outstanding, respectively)     6        88
  Additional paid-in capital                     3,006     2,404
  Employee benefits trust (0 and
    3,394,988 shares, respectively)               (274)     (384)
  Retained earnings                              1,324     1,357
						------    ------
						 3,907     3,454
  Treasury stock, at cost                         (742)     (347)
						------    ------
     Total stockholders' equity                  3,165     3,107
						------    ------
     Total liabilities and stockholders' equity $8,484    $8,402
						======    ======


See accompanying notes.

				      EXHIBIT 99, Page 6 of 30



				  CONRAIL INC.
		 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



					 Series A       Unearned             Additional   Employee
					Preferred           ESOP    Common      Paid-in   Benefits   Retained   Treasury
($ In Millions Except Per Share Data)       Stock   Compensation     Stock      Capital      Trust   Earnings      Stock
					---------   ------------    ------   ----------   --------   --------   --------
Balance, January 1, 1995                    $ 283          $(243)      $80       $1,848                $1,056      $ (99)
  Amortization                                                10
  Net income                                                                                              264
  Common dividends, $1.60 per share                                                                      (129)
  Preferred dividends, $2.165 per share                                                                   (21)
  Common shares acquired                                                                                             (92)
  Exercise of stock options                                                           6
  Establishment of employee benefits trust                               5          245      $(250)
  Employee benefits trust transactions, net                                          84        (79)
  Other                                        (1)                                    4                     6
					    -----          -----       ---       ------      -----     ------      -----
Balance, December 31, 1995                    282           (233)       85        2,187       (329)     1,176       (191)
  Amortization                                                11
  Net income                                                                                              342
  Common dividends, $1.80 per share                                                                      (146)
  Preferred dividends, $2.165 per share                                                                   (20)
  Common shares acquired                                                                                            (156)
  Exercise of stock options                                                          29         53
  Employee benefits trust transactions, net                                         128       (116)
  Effects of voluntary separation programs     (8)                                               8
  Effects of CSX tender offer                 (63)                       3           60
  Other                                                                                                     5
					    -----           ----       ---       ------      -----     ------      -----
Balance, December 31, 1996                    211           (222)       88        2,404       (384)     1,357       (347)
  Amortization                                                 2
  Net income                                                                                                7
  Common dividends, $.475 per share                                                                       (40)
  Preferred dividends, $.541 per share                                                                     (3)
  Exercise of stock options                                                           2         11
  Employee benefits trust transactions, net                                          (5)         9
  Effects of Conrail acquisition, net
   (Notes 2 and 3)                           (209)                     (82)         594         90                  (393)
  Allocation of unearned ESOP compensation                    65
  Other                                        (2)                                   11                     3         (2)
					    -----          -----       ---       ------      -----     ------      -----
Balance, December 31, 1997                  $   -          $(155)      $ 6       $3,006      $(274)    $1,324      $(742)
					    =====          =====       ===       ======      =====     ======      =====


See accompanying notes.

				      EXHIBIT 99, Page 7 of 30

			     CONRAIL INC.
		 CONSOLIDATED STATEMENTS OF CASH FLOWS

					       Years ended December 31,
					       ------------------------
($ In Millions)                                 1997      1996     1995
                                               -----     -----   -----
Cash flows from operating activities
  Net income                                   $   7     $ 342   $ 264
Adjustments to reconcile net income to
 net cash provided by operating activities:
  ESOP termination charge                        221
  Merger-related compensation costs              159
  Voluntary separation programs                            135
    Asset disposition charge                                       285
    Depreciation and amortization                293       283     293
    Deferred income taxes                        152       183     108
    Special income tax obligation                (63)      (94)    (73)
    Gains from sales of property                 (23)      (24)    (27)
    Pension credit                               (61)      (46)    (43)
    Changes in:
      Accounts receivable                          7       (16)     32
      Accounts and wages payable                  42       (18)      8
      Deferred tax assets                        178        40     (84)
    Settlement of tax audit                        6       (39)
    Other                                        (34)      (77)     10
					       -----     -----   -----
      Net cash provided by operating
       activities                                884       669     773
					       -----     -----   -----
Cash flows from investing activities
  Property and equipment acquisitions           (439)     (387)   (415)
  Proceeds from disposals of properties           25        34      38
  Other                                          (31)      (46)    (59)
					       -----     -----   -----
      Net cash used in investing activities     (445)     (399)   (436)
					       -----     -----   -----
Cash flows from financing activities
  Repurchase of common stock                              (156)    (92)
  Net proceeds from (repayments of)
    short-term borrowings                        (99)       10     (23)
  Proceeds from long-term debt                              26      85
  Payment of long-term debt                     (238)     (184)   (134)
  Loans from and redemptions of
    insurance policies                                      95
  Dividends on common stock                      (40)     (146)   (129)
  Dividends on Series A preferred stock           (3)      (25)    (21)
  Proceeds from stock options and other            8        67       7
					       -----     -----   -----
    Net cash used in financing
       activities                               (372)     (313)   (307)
					       -----     -----   -----
Increase(decrease) in cash and cash equivalents   67       (43)     30
Cash and cash equivalents
  Beginning of year                               30        73      43
					       -----     -----   -----
  End of year                                  $  97     $  30   $  73
					       =====     =====   =====

See accompanying notes.

				      EXHIBIT 99, Page 8 of 30

			     CONRAIL INC.
	      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 1.  Summary of Significant Accounting Policies
     ------------------------------------------
	 Industry
	 --------
     Conrail Inc. ("Conrail") is a holding company of which the principal subsidiary is Consolidated Rail Corporation ("CRC"), a freight railroad which operates within the northeast and midwest United States and the Province of Quebec. Conrail has been acquired by CSX Corporation ("CSX") and Norfolk Southern Corporation ("NSC"), however, the transaction is pending the approval of the Surface Transportation Board ("STB") (Notes 2 and 3).

	 Principles of Consolidation
	 ---------------------------
     The consolidated financial statements include Conrail and majority-owned subsidiaries. Investments in 20% to 50% owned companies are accounted for by the equity method.

	 Cash Equivalents
	 ----------------
     Cash equivalents consist of commercial paper, certificates of deposit and other liquid securities purchased with a maturity of three months or less, and are stated at cost which approximates market value.

	 Material and Supplies
	 ---------------------
     Material and supplies consist mainly of fuel oil and items for maintenance of property and equipment, and are valued at the lower of cost, principally weighted average, or market.

	 Property and Equipment
	 ----------------------
     Property and equipment are recorded at cost. Depreciation is provided using the composite straight-line method. The cost (net of salvage) of depreciable property retired or replaced in the ordinary course of business is charged to accumulated depreciation and no gain or loss is recognized.

	  Asset Impairment
	  ----------------
     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Expected future cash flows from the use and disposition of long-lived assets are compared to the current carrying amounts to determine the potential impairment loss.

				      EXHIBIT 99, Page 9 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


	  Revenue Recognition
	  -------------------
     Revenue is recognized proportionally as a shipment moves on the Conrail system from origin to destination.

	  Earnings Per Share
	  ------------------
     Earnings per share are not presented for 1997 as a result of the acquisition of the Company's common stock which was completed on May 23, 1997 (Notes 2 and 3). Following that acquisition, the Company's common stock was delisted from the New York Stock Exchange and deregistered with the Securities and Exchange Commission.

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" (SFAS 128) to be effective for periods ending after December 15, 1997. SFAS 128 requires all prior-period earnings per share data presented to be restated to conform with the provisions of this pronouncement. SFAS 128 replaces primary earnings per share with the presentation of basic earnings per share and fully diluted earnings per share with diluted earnings per share. The earnings per share amounts resulting from the application of SFAS 128 are not materially different than those previously presented by the Company for 1996 and 1995.

     For 1996 and 1995, basic earnings per share are based on net income adjusted for the effects of preferred dividends net of income tax benefits, divided by the weighted average number of shares outstanding during the period. Diluted earnings per share assume conversion of Series A ESOP Convertible Junior Preferred Stock ("ESOP Stock") to Conrail common stock and the dilutive effects of stock options. Net income amounts applicable to diluted earnings per share have been adjusted by the increase, net of income tax benefits, in ESOP-related expenses assuming conversion of all ESOP Stock to common stock. Shares in the Conrail Employee Benefits Trust are not considered outstanding for computing earnings per share. The weighted average number of shares of common stock outstanding during each of the two years ended December 31, 1996 are as follows:

				   1996          1995
			     ----------    ----------
     Basic weighted
       average shares         76,903,665    78,144,694
     Diluted weighted
      average shares         87,022,413    88,533,558

				      EXHIBIT 99, Page 10 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


	  Ratio of Earnings to Fixed Charges
	  ----------------------------------
     Earnings used in computing the ratio of earnings to fixed charges represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

	  New Accounting Standards
	  ------------------------
     During 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company has determined that adoption of these statements will not impact its consolidated financial position, results of operations or cash flows. Both pronouncements are effective for fiscal years beginning after December 15, 1997.

	  Use of Estimates
	  ----------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	  Reclassification of Prior-Year Data
	  -----------------------------------
     Certain amounts have been reclassified in the consolidated financial statements to conform to the current year presentation.


 2.  Acquisition of Conrail Inc.
     --------------------------

     On April 8, 1997, Conrail and CSX entered into the Fourth Amendment (the "Fourth Amendment") to the Agreement and Plan of Merger (as amended through the Fourth Amendment, the "Merger Agreement") which facilitated CSX and NSC entering into an agreement with respect to their joint acquisition of Conrail as contemplated by the Third Amendment to the Merger Agreement, dated as of March 7, 1997. The terms of the CSX-NSC Agreement are embodied in a letter agreement dated as of April 8, 1997 (the "CSX/NSC Letter Agreement") and the Transaction Agreement dated as of June 10, 1997 among Conrail, CSX and NSC.

				      EXHIBIT 99, Page 11 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     The CSX/NSC Letter Agreement provided, among other things, (i) for the termination of the NSC's outstanding offer to purchase Conrail shares and the dismissal of litigation between CSX and NSC, (ii) that Conrail would, after the effective time of its merger into a wholly-owned subsidiary of CSX, become a direct or indirect jointly-owned subsidiary of CSX and NSC, (iii) that CSX and NSC would jointly acquire, for $115 in cash, all Conrail shares not already owned by CSX and NSC through a tender offer that closed on May 23, 1997 and subsequent merger, and (iv) that Conrail would continue to be managed by its existing Board of Directors until the requisite approval of the STB is obtained, at which time CSX and NSC will be separately allocated certain of Conrail's railroad assets and will jointly operate certain other railroad activities of Conrail.

     The Fourth Amendment also provided that, following April 8,
     1997, Conrail's Board of Directors would not declare, and Conrail would not pay, any dividend on Conrail's capital stock with a record date on or prior to May 30, 1997.

     On May 23, 1997, the CSX-NSC joint tender offer for the remaining outstanding shares of Conrail's common and ESOP Stock was concluded, with 53.4 million shares having been tendered. On June 2, 1997, Conrail became the surviving corporation in a merger with Green Acquisition Corp., a jointly-owned, indirect subsidiary of CSX and NSC, as a result of which the remaining outstanding capital stock of Conrail was acquired by NSC and CSX.
     Simultaneous with the merger, Conrail's common stock was delisted from the New York Stock Exchange and, through the filing of a Form 15, deregistered with the Securities and Exchange Commission. The Conrail stock acquired by NSC and CSX is being held in a voting trust pending approval of the joint acquisition by the STB, which is expected to occur in the third quarter of 1998.

     In the course of normal business, the Company interchanges freight with both NSC and CSX for transport to destinations both within and outside of Conrail's service region. The Company shares ownership interests with either one or both railroads in various transportation-related entities, all of which are immaterial to the Company's operating results and financial position.

				      EXHIBIT 99, Page 12 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 3.  Merger-Related Costs
     --------------------

     In connection with its joint acquisition by NSC and CSX, the Company has incurred pre-tax merger-related costs totaling $65 million ($41 million after income taxes) during 1997. Merger costs of $16 million ($10 million after income taxes) were incurred during 1996 related to the previously proposed merger of Conrail with CSX. Merger costs incurred during both years are composed primarily of fees for investment banking, legal and consulting services.

     In the second quarter of 1997, the Company recorded a charge of $221 million (no related income tax effect) for the termination of its Non-union Employee Stock Ownership Plan ("ESOP") as a result of the repayment of the ESOP note payable of $291 million and related accrued interest to the Company. The Company had recorded a long-term liability of $221 million related to the ESOP termination charge, which is not expected to require future use of the Company's cash for settlement. Such liability is being reduced as the cash proceeds, which the ESOP currently holds as a result of selling its ESOP Stock in the joint tender offer, are allocated to eligible ESOP participants.

     During the second quarter of 1997, the Company recorded a charge of $110 million ($103 million after income taxes) in connection with employment agreements with certain executives, which became operative upon a change in control as defined in such agreements. The agreement with CSX permits Conrail to enter into new agreements with executives to pay some or all of these benefits upon the earlier of the STB's approval or disapproval of the transaction or May 31, 1998, if the executives are employed on that date. Severance benefits to be paid to other Company employees will be determined and accrued when the employees adversely affected by the transaction are identified, which is expected to occur near the time of the STB decision. During 1997, the Company recorded cumulative charges totaling $49 million ($31 million after income taxes) representing a portion of an amount to be paid to certain non-union employees as an incentive to continue their employment with the Company through the effective date of the requisite STB approval of the transaction and subsequent transition period. The total amount of these incentive payments is expected to be approximately $125 million and will continue to be accrued ratably through the fourth quarter of 1998. The Company has recorded a short-term liability of $159 million included in "wages and employee benefits" on the 1997 balance sheet related to the above-mentioned merger-related compensation costs through December 31, 1997, however, such liability is not expected to require future use of the Company's cash for settlement as funding is expected from other sources, including the Employee Benefits Trust.

				      EXHIBIT 99, Page 13 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     Also, as a result of the acquisition of Conrail, all outstanding performance shares and all outstanding unvested stock options, restricted shares and phantom shares vested during the second quarter of 1997. The Company paid all of the amounts due employees under these arrangements and recorded a $63 million charge ($39 million after income taxes).


 4.  Property and Equipment
     ----------------------
						  December 31,
					       -----------------
						  1997      1996
					       -------   -------
						 (In Millions)
     Roadway                                  $  7,167   $ 7,021
     Equipment                                   1,398     1,231
     Less:  Accumulated depreciation            (1,736)   (1,654)
	    Allowance for disposition             (392)     (408)
					       -------   -------
						 6,437     6,190
					       -------   -------


     Capital leases (primarily equipment)          869       908
     Accumulated amortization                     (476)     (508)
					       -------   -------
						   393       400
					       -------   -------
					       $ 6,830   $ 6,590
					       =======   =======

     Conrail acquired equipment and incurred related long-term debt under various capital leases of $79 million in 1997, $82 million in 1996 and $71 million in 1995. In 1995 (Note 11) and 1991, the Company recorded allowances for disposition for the sale or abandonment of certain under-utilized rail lines and other facilities.


 5.  Accrued and Other Current Liabilities
     -------------------------------------
					       December 31,
					    -----------------
					    1997        1996
					    ----        ----
					      (In Millions)
     Freight settlements due others          $ 43       $ 48
     Equipment rents (primarily car hire)      74         74
     Unearned freight revenue                  77         79
     Property and corporate taxes              55         49
     Other                                    227        194
					     ----       ----
					     $476       $444
					     ====       ====

				      EXHIBIT 99, Page 14 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 6.  Long-Term Debt
     --------------
     Long-term debt outstanding, including the weighted average interest rates at December 31, 1997, is composed of the following:
					      December 31,
					  ------------------
					    1997        1996
					  ------      ------
					     (In Millions)
     Capital leases                       $  465      $  491
     Medium-term notes payable,
     7.50%, due 1998 to 1999                  60         109
     Notes payable, 9.75%, due 2000          250         250
     Debentures payable, 7.88%, due 2043     250         250
     Debentures payable, 9.75%, due 2020     544         544
     Equipment and other obligations, 6.66%  275         262
     Commercial paper                          -         100
					  ------      ------
					   1,844       2,006
     Less current portion                   (112)       (130)
					  ------      ------
					  $1,732      $1,876
					  ======      ======

     Using current market prices when available, or a valuation based on the yield to maturity of comparable debt instruments having similar characteristics, credit rating and maturity, the total fair value of the Company's long-term debt, including the current portion, but excluding capital leases, is $1,607 million and $1,685 million at December 31, 1997 and 1996, respectively, compared with carrying values of $1,379 million and $1,515 million at December 31, 1997 and 1996, respectively.

     The Company's noncancelable long-term leases generally include options to purchase at fair value and to extend the terms. Capital leases have been discounted at rates ranging from 3.09% to 14.26% and are collateralized by assets with a net book value of $393 million at December 31, 1997.

				      EXHIBIT 99, Page 15 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     Minimum commitments, exclusive of executory costs borne by the
     Company, are:
				   Capital         Operating
				    Leases            Leases
				   -------         ---------
					(In Millions)
	  1998                        $ 107             $119
	  1999                           99               94
	  2000                           76               83
	  2001                           60               74
	  2002                           57               68
	  2003 - 2017                   239              476
				      -----             ----
	  Total                         638             $914
							====
	  Less interest portion        (173)
				      -----
	  Present value               $ 465
				      =====


     Operating lease rent expense was $122 million in 1997, $127 million in 1996 and $130 million in 1995.

     In June 1993, the Company and CRC filed a shelf registration statement on Form S-3 to enable CRC to issue up to $500 million in debt securities or the Company to issue up to $500 million in convertible debt and equity securities. The remaining balance under this shelf registration was $312 million at December 31, 1997, although restrictions arising from the Company's acquisition may prevent its use.

     In January 1997, CRC assumed $31 million of Equipment Trust
     Certificates, at an interest rate of 8.31%, due 2012, to finance the lease buyout of 20 locomotives from Locomotive Management Services, a general partnership of which the Company holds a fifty percent interest.

     Equipment and other obligations mature in 1998 through 2043 and are collateralized by assets with a net book value of $266 million at December 31, 1997. Maturities of long-term debt other than capital leases are $48 million in 1998, $48 million in 1999, $268 million in 2000, $19 million in 2001, $18 million in 2002 and $978 million in total from 2003 through 2043.

     During 1997, CRC repaid all of its commercial paper, and no commercial paper remains outstanding at December 31, 1997.

				      EXHIBIT 99, Page 16 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     CRC maintains a $440 million uncollateralized bank credit agree-ment with a group of banks which is used for general corporate purposes and to support CRC's commercial paper program. The agreement matures in 2000 and requires interest to be paid on amounts borrowed at rates based on various defined short-term rates and an annual maximum fee of .110% of the facility amounts.

     The agreement contains, among other conditions, restrictive covenants relating to a debt ratio and consolidated tangible net worth. During 1997, CRC had no borrowings under this agreement.

     Interest payments were $163 million in 1997, $170 million in 1996 and $177 million in 1995.

 7.  Income Taxes
     ------------
     The provisions for income taxes are composed of the following:
				       1997       1996      1995
				       ----       ----     -----
					     (In Millions)
     Current
	Federal                        $122       $ 90      $ 78
	State                            17         10        15
				       ----       ----      ----
					139        100        93
				       ----       ----      ----
     Deferred
	Federal                         115        151       110
	State                            37         32       (2)
				       ----       ----      ----
					152        183       108
				       ----       ----      ----

     Special income tax obligation
	Federal                         (54)       (80)      (61)
	State                            (9)       (14)      (12)
				       ----       ----      ----
					(63)       (94)      (73)
				       ----       ----      ----
				       $228       $189      $128
				       ====       ====      ====

     In conjunction with the public sale in 1987 of the 85% of the Company's common stock then owned by the U.S. Government, federal legislation was enacted which resulted in a reduction of the tax basis of certain of the Company's assets, particularly property and equipment, thereby substantially decreasing tax depreciation deductions and increasing future federal income tax payments. Also, net operating loss and investment tax credit carryforwards were canceled. As a result of the sale-related transactions, a special income tax obligation was recorded in 1987 based on an estimated effective federal and state income tax rate of 37.0%.

				      EXHIBIT 99, Page 17 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     The nondeductibility of the ESOP termination charge and certain merger-related compensation costs for federal and state income tax purposes, has resulted in a significant difference between the Company's statutory and effective tax rates for 1997
     (Note 3).

     A tax law was enacted during the third quarter of 1997 by a state in which CRC operates which changed the Company's method of computing taxes and resulted in a tax rate increase. Income tax expense for 1997 was increased by $22 million representing the effects of adjusting deferred income taxes and the special income tax obligation for the rate increase as required by SFAS 109, "Accounting for Income Taxes" ("SFAS 109").

     As a result of a decrease in a state income tax rate enacted during 1995, income tax expense for that year was reduced by $21 million representing the effects of adjusting deferred income taxes and the special income tax obligation for the rate decrease as required by SFAS 109.

     Reconciliations of the U.S. statutory tax rates with the effective tax rates are as follows:
					   1997     1996    1995
					   ----     ----    ----
	Statutory tax rate                 35.0%   35.0%   35.0%
	State income taxes,
	  net of federal benefit            3.2     3.4     3.5
	ESOP termination charge            36.3
	Nondeductible merger-related
	  compensation costs               14.9
	Effect of state tax increase
	  (decrease) on deferred taxes      9.3            (5.3)
	Other                              (1.7)   (2.8)    (.5)
					   ----    ----    ----
	Effective tax rate                 97.0%   35.6%   32.7%
					   ====    ====    ====

     In 1996, the Company reached a settlement with the Internal Revenue Service ("IRS") related to the audit of the Company's consolidated federal income tax returns for the fiscal years 1990 through 1992. The Company made a payment of $39 million pending resolution of the final interest determination related to the settlement, of which $6 million was refunded to the Company in 1997. The Company's consolidated federal income tax returns for fiscal years 1993 through 1995 are currently being examined by the IRS. Federal and state income tax payments were $120 million in 1997, $145 million in 1996 (excluding tax settlement) and $109 million in 1995.

				      EXHIBIT 99, Page 18 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     Significant components of the Company's special income tax obligation and deferred income tax liabilities (assets) are as follows:
						     December 31,
						    -----------------
						      1997       1996
						    ------     ------
						       (In Millions)
     Current assets                                 $  (10)    $   (9)
     Current liabilities                               (97)      (245)
     Miscellaneous                                      (8)       (39)
						    ------     ------
     Current deferred tax asset, net                $ (115)    $ (293)
						    ======     ======
     Noncurrent liabilities:
      Property and equipment                         1,877      1,939
      Other long-term assets (primarily prepaid
       pension asset)                                   90         92
      Miscellaneous                                    130         98
						    ------     ------
						     2,097      2,129
						    ------     ------
     Noncurrent assets:
      Nondeductible reserves and other
       liabilities                                    (200)      (174)
      Tax benefit transfer receivable                  (36)       (36)
      Miscellaneous                                   (125)       (95)
						    ------     ------
						      (361)      (305)
						    ------     ------
     Special income tax obligation and
      deferred income tax liabilities, net          $1,736     $1,824
						    ======     ======

				      EXHIBIT 99, Page 19 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 8.  Employee Benefits
     -----------------
     Pension Plans
     -------------
     The Company and certain subsidiaries maintain defined benefit pension plans which are noncontributory for all non-union employees and generally contributory for participating union employees. Benefits are based primarily on credited years of service and the level of compensation near retirement. Funding is based on the minimum amount required by the Employee Retirement Income Security Act of 1974.

     Pension credits include the following components:

							1997   1996   1995
						       -----   ----   ----
							 (In Millions)

     Service cost - benefits earned during the period  $   8   $  9   $  8
     Interest cost on projected benefit obligation        50     51     51
     Return on plan assets - actual                     (197)  (138)  (254)
			   - deferred                     99     47    167
     Net amortization and deferral                       (21)   (15)   (15)
						       -----   ----   ----
						       $ (61)  $(46)  $(43)
						       =====   ====   ====

     The funded status of the pension plans and the amounts
     reflected in the balance sheets are as follows:
							1997        1996
						      ------       -----
							 (In Millions)
     Accumulated benefit obligation ($605 million
      and $655 million vested, respectively)          $  610      $  661
						      ======      ======
     Market value of plan assets                       1,308       1,187
     Projected benefit obligation                       (699)       (734)
						      ------      ------
     Plan assets in excess of projected
       benefit obligation                                609         453
     Unrecognized prior service cost                      33          36
     Unrecognized transition net asset                   (72)        (90)
     Unrecognized net gain                              (343)       (231)
						      ------      ------
     Net prepaid pension cost                         $  227      $  168
						      ======      ======

				      EXHIBIT 99, Page 20 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     The assumed weighted average discount rates used in 1997 and 1996 are 7.0% and 7.5%, respectively, and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation as of December 31, 1997 and 1996 is 6.0%. The expected long-term rate of return on plan assets (primarily equity securities) in 1997 and 1996 is 9.0%.

     Savings Plans
     -------------
     The Company and certain subsidiaries provide 401(k) savings plans for union and non-union employees. However, in connection with the close of the CSX-NSC joint tender offer for Conrail, the Company's Non-union ESOP was terminated with the repayment of the ESOP note payable of $291 million and related accrued interest in the second quarter of 1997, resulting in a charge of $221 million (no related income tax effect) (Notes 2 and 3). Under the Non-union ESOP, 100% of employee contributions were matched in the form of ESOP Stock for the first 6% of a participating employee's base pay. There is no Company match provision under the union employee plan except for three unions which negotiated a Company match as part of their new contract provisions. Savings plan expense was $1 million in 1997 and $4 million in 1996 and 1995.

     In connection with the formation of the Non-union ESOP in 1990, the Company issued 9,979,562 of the authorized 10 million shares of its ESOP Stock to the Non-union ESOP in exchange for a 20 year promissory note from the Non-union ESOP in the principal amount of approximately $290 million. In addition, unearned ESOP compensation in the same amount was recognized as a charge to stockholders' equity coincident with the Non-union ESOP's issuance of its promissory note to the Company. The debt of the Non-union ESOP was recorded by the Company and offset against the promissory note from the Non-union ESOP. The Company received debt service payments from the Non-union ESOP of $11 million in 1997, $40 million in 1996 and $31 million in 1995.

     Prior to the close of the joint tender offer (Notes 2 and 3), unearned ESOP compensation was charged to expense as shares of ESOP Stock were allocated to participants. An amount equivalent to the preferred dividends declared on the ESOP Stock had partially offset compensation and interest expense related to the Non-union ESOP through the close of the joint tender offer. Interest expense incurred by the Non-union ESOP on its debt to the Company was $9 million in 1997 and $24 million in 1996 and 1995. Compensation expense related to the Non-union ESOP was $2 million in 1997, $11 million in 1996 and $10 million in 1995.

				      EXHIBIT 99, Page 21 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     Prior to its acquisition, the Company made dividend payments at a rate of 7.51% on the ESOP Stock and additional contributions in an aggregate amount sufficient to enable the Non-union ESOP to make the required interest and principal payments on its note to the Company. Preferred dividends declared were $3 million in 1997, $20 million in 1996 and $21 million in 1995. Preferred dividend payments of $3 million, $25 million and $21 million were made in 1997, 1996 and 1995, respectively.

     Postretirement Benefits Other Than Pensions
     -------------------------------------------
     The Company provides health and life insurance benefits to certain retired non-union employees. Certain non-union employees are eligible for retiree medical benefits, while substantially all non-union employees are eligible for retiree life insurance benefits. Generally, company-provided health care benefits terminate when individuals reach age 65.

     Retiree life insurance plan assets consist of a retiree life in-surance reserve held in the Company's group life insurance policy. There are no plan assets for the retiree health benefits plan.

     The following sets forth the plans' funded status reconciled with amounts reported in the Company's balance sheets:

					  1997              1996
				   -----------------  -----------------
					     Life               Life
				   Medical Insurance  Medical Insurance
				    Plan     Plan      Plan     Plan
					    (In Millions)
     Accumulated postretirement
      benefit obligation:
       Retirees                      $28     $20       $44      $20
       Fully eligible active plan
	participants                   1                 1
       Other active plan participants          5                  3
				     ---     ---       ---      ---
     Accumulated benefit obligation   29       25       45       23
     Market value of plan assets              (10)              (10)
				     ---      ---      ---      ---
     Accumulated benefit obligation
      in excess of plan assets        29       15       45       13
     Unrecognized gains and (losses)   9        1       (1)       2
				     ---      ---      ---      ---
     Accrued benefit cost recognized
      in the Consolidated Balance
      Sheet                          $38      $16      $44      $15
				     ===      ===      ===      ===
     Net periodic postretirement
      benefit cost, primarily
      interest cost                  $ 1      $ 1      $ 3      $ 1
				     ===      ===      ===      ===

				      EXHIBIT 99, Page 22 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     An 8% percent rate of increase in per capita costs of covered health care benefits was assumed for 1998, gradually decreasing to 6% percent by the year 2007. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $2 million and would have an immaterial effect on the net periodic postretirement benefit cost for 1997. Discount rates of 7.0% and 7.5% were used to determine the accumulated postretirement benefit obligations for both the medical and life insurance plans in 1997 and 1996, respectively. The assumed rate of compensation increase was 6% in both 1997 1996.

     Retiree medical benefits are funded by a combination of Company and retiree contributions. Retiree life insurance benefits are provided by insurance companies whose premiums are based on claims paid during the year.

 9.  Capital Stock
     -------------
     Preferred Stock
     ---------------
     The Company is authorized to issue 25 million shares of preferred stock with no par value. The Board of Directors has the authority to divide the preferred stock into series and to determine the rights and preferences of each. All of the Company's shares of ESOP Stock were converted to common shares when tendered as part of the joint acquisition of the Company's common stock (Notes 2 and 3).

     Employee Benefits Trust
     -----------------------
     In 1995, the Company issued approximately 4.7 million shares of its common stock to the Conrail Employee Benefits Trust (the "Trust") in exchange for a promissory note of $250 million at an interest rate of 6.9%. As a result of the joint tender offer (Notes 2 and 3) for the Company's common stock, the Trust repaid $90 million of the promissory loan with proceeds it received from the sale of a portion of the common stock it held. The Trust is expected to fund the payment of employee benefits with the remaining proceeds it currently holds.

     The Trust was intended to fund certain employee benefits and other forms of compensation over its fifteen-year term. The amount representing unearned employee benefits is recorded as a deduction from stockholders' equity and is reduced as benefits and compensation, including future severance benefits, are paid from the Trust. Before the close of the joint tender offer for the Company's common stock, the shares owned by the Trust were valued at the closing market price as of the end of each reporting period, with corresponding changes in the balance of the Trust reflected in additional paid-in capital. Shares held by the Trust were not considered outstanding for earnings per share computations until released by the Trust, but did have voting and dividend rights.

				      EXHIBIT 99, Page 23 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Treasury Stock
     --------------
     As a result of the acquisition of Conrail, the Company's common stock repurchase program was terminated in the fourth quarter of 1996. The activity for 1997 is related to the repurchase of common stock in connection with the repayment of $90 million of the Trust promissory loan described above. The activity and status of treasury stock follow:
					1997         1996         1995
				  ----------    ---------    ---------
     Shares, beginning of year     5,523,455    3,297,717    1,789,164
       Acquired                                 2,225,738    1,508,553
       Effects of Conrail
	 acquisition                 796,794
				  ----------    ---------   ----------
     Shares, end of year           6,320,249    5,523,455    3,297,717
				  ==========    =========   ==========
     Stock Plans
     -----------
     The Company has applied APB Opinion No. 25, "Accounting for
     Stock Issued to Employees" and related interpretations in accounting for the Conrail plans. Accordingly, no compensation cost was recognized for the Conrail fixed stock option plans prior to Conrail's acquisition. However, in connection with the acquisition of Conrail, all outstanding performance shares and all outstanding unvested stock options, restricted shares and phantom shares vested during the second quarter of 1997. The Company paid all of the amounts due under these arrangements and recorded a $63 million charge ($39 million after income taxes) for the related compensation expense.

     The Company's 1987 and 1991 Long-Term Incentive Plans authorized the granting to officers and other key employees of up to 4 million and 6.6 million shares of common stock, respectively, through stock options, stock appreciation rights, phantom stock and awards of restricted or performance shares. A stock option was exercisable for a specified term commencing after grant at a price not less than the fair market value of the stock on the date of grant. The vesting of awards made pursuant to these plans was contingent upon one or more of the following: continued employment, passage of time or financial and other performance goals.

				      EXHIBIT 99, Page 24 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The activity and status of stock options under the incentive plans follow:
				      Non-qualified Stock Options
				-----------------------------------
				       Option Price          Shares
					  Per Share    Under Option
				-------------------    ------------
     Balance, January 1, 1995    $14.000 - $ 66.938       1,363,955
	 Granted                 $50.688 - $ 68.563         516,757
	 Exercised               $14.000 - $ 53.875        (200,940)
	 Canceled                $42.625 - $ 53.875        (123,560)
						       ------------
     Balance, December 31, 1995  $14.000 - $ 68.563       1,556,212
	 Granted                 $68.563 - $ 96.063         551,038
	 Exercised               $14.000 - $ 73.250      (1,268,085)
	 Canceled                $42.625 - $ 70.031          (3,984)
						       ------------
     Balance, December 31, 1996  $14.000 - $ 96.063         835,181
	 Granted                 $42.625 - $104.438         416,190
	 Exercised               $14.000 - $104.438        (267,294)
	 Canceled                $42.625 - $ 50.688          (6,625)
	 Purchased due to Conrail
	  acquisition            $14.000 - $104.438        (977,452)
						       ------------
     Balance, December 31, 1997                                  -
						       ============
     Available for future grants
	December 31, 1996                                 3,969,317
						       ============
	December 31, 1997                                        -
						       ============

     The weighted average exercise prices of options granted during 1996 and 1995 were $70.130 per share and $51.204 per share, respectively. The weighted average exercise prices of options exercised during 1996 and 1995 were $48.32 per share and $31.16 per share, respectively.

     Pro forma disclosures of net income and earnings per share as if the Company had adopted the cost recognition requirements under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) in 1996 and 1995 are presented below ($ in millions except per share data):

						   1996     1995
						  -----    -----
     Net income as reported                       $ 342    $ 264
     Net income pro forma                           335      262

     Basic earnings per share                     $4.29    $3.21
     Basic earnings per share pro forma            4.20     3.19

     Diluted earnings per share                   $3.91    $2.94
     Diluted earnings per share pro forma          3.82     2.92

				      EXHIBIT 99, Page 25 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The fair value of each option granted during 1996 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: (1) dividend yield of 2.43%, (2) expected volatility of 25.25%, (3) risk-free interest rate of 5.51%, and (4) expected life of 4 years. The weighted average fair value of options granted during 1996 and 1995 was $16.00 per share and $13.12 per share, respectively.

     Prior to its acquisition, the Company had granted phantom shares and restricted stock under its non-union employee bonus plans to eligible employees who elected to defer all or a portion of their annual bonus in a given year. The number of shares granted depended on the length of the deferral period. Grants were made at the market price of the Company's common stock at the date of grant. The Company had granted 148,749 shares and 337,329 shares of phantom and restricted stock, respectively, under its non-union employee bonus plans through its acquisition date of May 23, 1997. The Company had also granted 201,945 performance shares under its 1991 Long-Term Incentive Plan through its acquisition date. Compensation expense related to these plans was $2 million in 1996 and $3 million in 1995. The weighted-average fair value for the phantom shares and restricted stock granted during 1996 and 1995 was $68.02 per share and $52.88 per share, respectively. As a result of its acquisition, the Company paid all of the amounts due to employees under stock-related compensation arrangements during the second quarter of 1997 (Note 3).

10.  Voluntary Separation Programs
     -----------------------------
     During 1996, the Company recorded a charge of $135 million (before tax benefits of $52 million) consisting of $102 million in termination benefits to be paid to non-union employees participating in the voluntary retirement and separation programs ("voluntary separation programs") and losses of $33 million on non-cancelable leases for office space no longer required as a result of the reduction in the Company's workforce. Over 840 applications were accepted from eligible employees under the voluntary separation programs. Approximately $90 million in benefits are being paid from the Company's overfunded pension plan.

				      EXHIBIT 99, Page 26 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.  Asset Disposition Charge
     ------------------------
     Included in 1995 operating expenses is an asset disposition charge of $285 million, which reduced net income by $176 million. The asset disposition charge resulted from a review of the Company's route system and other operating assets to determine those that no longer effectively and economically supported current and expected operations. The Company identified and planned to sell 1,800 miles of rail lines that were expected to provide proceeds substantially less than net book value. In addition, other assets, principally yards and side tracks, identified for disposition were written down to estimated net realizable value (See Note 1 "Asset Impairment"). Currently, the asset disposition program is under review as a result of the Conrail acquisition (Note 2).

12.  Other Income, Net
     -----------------
				   1997      1996     1995
				   ----      ----     ----
				       (In Millions)
      Interest income               $13      $ 29     $ 33
      Rental income                  41        50       57
      Property sales                 23        23       27
      Other, net                      6        10       13
				    ---      ----     ----
				    $83      $112     $130
				    ===      ====     ====

13.  Commitments and Contingencies
     -----------------------------
     Environmental
     -------------
     The Company is subject to various federal, state and local laws and regulations regarding environmental matters. CRC is a party to various proceedings brought by both regulatory agencies and private parties under federal, state and local laws, including Superfund laws, and has also received inquiries from govern-mental agencies with respect to other potential environmental issues. At December 31, 1997, CRC has received, together with other companies, notices of its involvement as a potentially responsible party or requests for information under the Superfund laws with respect to cleanup and/or removal costs due to its status as an alleged transporter, generator or property owner at 135 locations. However, based on currently available information, the Company believes CRC may have some potential responsibility at only 60 of these sites. Due to the number of parties involved at many of these sites, the wide range of costs of possible remediation alternatives, the changing technology and the length of time over which these matters develop, it is often not possible to estimate CRC's liability for the costs associated with the assessment and remediation of contaminated sites.

				      EXHIBIT 99, Page 27 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Although the Company's operating results and liquidity could be significantly affected in any quarterly or annual reporting period if CRC were held principally liable in certain of these actions, at December 31, 1997, the Company had accrued $48 million, an amount it believes is sufficient to cover the probable liability and remediation costs that will be incurred at Superfund sites and other sites based on known information and using various estimating techniques. The Company believes the ultimate liability for these matters will not materially affect its consolidated financial condition.

     The Company spent $9 million in 1997, $11 million in 1996 and $14 million in 1995 for environmental remediation and related costs and anticipates spending an amount comparable to that spent in 1997 during 1998. In addition, the Company's capital expenditures for environmental control and abatement projects were approximately $7 million in 1997 and $6 million in 1996 and 1995, and are anticipated to be approximately $11 million in 1998.

     The Environmental Quality Department is charged with promoting the Company's compliance with laws and regulations affecting the environment and instituting environmentally sound operating practices. The department monitors the status of the sites where the Company is alleged to have liability and continually reviews the information available and assesses the adequacy of the recorded liability.

     Other
     -----
     The Company is involved in various legal actions, principally relating to occupational health claims, personal injuries, casualties, property damage and damage to lading. The Company has recorded liabilities for amounts sufficient to cover the expected payments for such actions.

     The Company may be contingently liable for approximately $50 million at December 31, 1997 under indemnification provisions related to sales of tax benefits.

     CRC had an average of 19,802 employees in 1997, approximately 86% of whom are represented by 14 different labor organizations and are covered by 21 separate collective bargaining agreements. The Company was not engaged in any collective bargaining at December 31, 1997.

     CRC currently guarantees the principal and interest payments in the amount of $48 million on Equipment Trust Certificates for Locomotive Management Services, a general partnership of which CRC holds a fifty percent interest.

				      EXHIBIT 99, Page 28 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     CRC has received an adverse jury verdict related to a railroad crossing accident in Ohio that includes a significant punitive damage award that approximates $15 million. CRC believes the punitive damage award in this case is improper and that it has meritorious defenses, which it is pursuing on appeal.

     The Company, currently, has not taken actions to resolve anticipated year 2000 issues related to its computer systems since it believes that such issues will be resolved in connection with the proposed integration of its systems with those of CSX and NSC following the requisite STB approval of the Conrail acquisition. In the event that the STB does not approve the sale of Conrail, the Company is developing a contingency plan to enable it to continue to operate into the year 2000 and beyond. While it is not possible, at this time, to quantify the overall cost of implementing this contingency plan, the Company believes that it would be material to its results of operations during the implementation period. In addition, were the STB to disapprove the sale of Conrail, the Company believes that failure to develop and implement such a plan could result in a material financial risk and serious disruption in its operations.

14.  Condensed Quarterly Data (Unaudited)
     -----------------------------------

					      First             Second           Third             Fourth
					 --------------     --------------  ---------------  ---------------
					   1997     1996      1997    1996    1997     1996     1997    1996
					 ------   ------    ------  ------  ------   ------   ------  ------
							  ($ In Millions Except Per Share)
   Revenues                                $906     $889    $  937    $949    $944     $933     $978    $943
   Income (loss) from operations            116       69      (231)     54     218      235      219     243
   Net income (loss)                         61       31      (273)     26     101      138      118     147
   Net income (loss) per common share:
     Basic                                  .74      .36       -       .30     -       1.76       -     1.87
     Diluted                                .70      .35       -       .29     -       1.58       -     1.70
   Ratio of earnings to fixed charges      2.52x    1.75x      -      1.57x   4.82x    4.77x    4.76x   4.91x
   Dividends per common share              .475     .425       -      .425     -       .475       -     .475
   Market prices per common share
     (New York Stock Exchange)
       High                             113 1/4    77 1/4      -     73 1/4    -      74 5/8      -   100 7/8
     Low                                 98 1/2    67 5/8      -     66 1/4    -      63 3/4      -    68 1/2


   Due to the acquisition of Conrail (Notes 2 and 3), per share data are not presented for periods subsequent to the first quarter of 1997.

				      EXHIBIT 99, Page 29 of 30

			     CONRAIL INC.
	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The Company recorded pre-tax merger-related costs of $22 million ($14 million after income taxes), $440 million ($390 million after income taxes), $23 million ($16 million after income taxes) and $23 million ($15 million after income taxes) during the first, second, third and fourth quarters of 1997, respectively.
     A $221 million ESOP termination charge (no income tax effect) is included in the second quarter of 1997 merger-related costs (Note
     3). After the merger-related costs were recognized during the second quarter of 1997, earnings available for fixed charges were inadequate by $259 million.

     A tax law was enacted during the third quarter of 1997 by a state in which the Company operates which changed the Company's method of computing taxes and resulted in a tax rate increase. Income tax expense for the third quarter was increased by $22 million representing the effects of adjusting deferred income taxes and the special income tax obligation for the rate increase as required by SFAS 109 (Note 7).

     During the second quarter of 1996, the Company recorded a one-time charge of $135 million for the non-union employee voluntary early retirement and separation programs and related costs, which reduced net income by $83 million (Note 10). During the fourth quarter of 1996, the Company recorded merger-related costs of $16 million ($10 million after income taxes) (Note 3).

				      EXHIBIT 99, Page 30 of 30

							    Schedule II
			     CONRAIL INC.
		   VALUATION AND QUALIFYING ACCOUNTS
		   FOR THE YEARS ENDED DECEMBER 31,

			     (In Millions)

					    Additions
				      ----------------------
			Balance at    Charged to     Charged                     Balance
			 Beginning     Costs and    to Other                      At End
Description              of Period      Expenses    Accounts     Deductions    of Period
-----------            ------------   ----------   ---------   ------------  -----------
						      (1)
1995
Casualty reserves
   Current...............  $103                       $ 3        $ (4) (2)       $110
   Noncurrent............   212          $171          14         180  (3)        217

Allowance for disposition
  of property and
  equipment (4)(5)........  241           261                      63             439


1996
Casualty reserves
   Current...............   110                                   (31) (2)        141
   Noncurrent............   217          165           11         203  (3)        190

Allowance for disposition
  of property and
  equipment (4) ..........  439                                    31             408


1997
Casualty reserves
   Current...............   141           1                         1  (2)        141
   Noncurrent............   190         127            14         133  (3)        198

Allowance for disposition
  of property and
  equipment (4)............ 408                                    16             392


(1) Includes charges to property accounts in connection with construction projects and the recording of receivables from third parties.

(2)  Includes net transfers from noncurrent.

(3)  Includes net transfers to current.

(4) Deductions of $63 million, $31 million and $16 million in 1995, 1996 and 1997, respectively, represent net losses on asset dispositions.

(5) In 1995, the Company recorded an asset disposition charge, which resulted from a review of the Company's route system and other operating assets to determine those that no longer effectively and economically support current and expected operations. The Company identified and planned to sell 1,800 miles of rail lines that were expected to provide proceeds substantially less than net book value. In addition, other assets, principally yards and side tracks, identified for disposition have been written down to estimated net realizable value.(See Note 11 to the Consolidated Financial Statements.)